Exhibit 4.9
DESCRIPTION OF COMMON STOCK AND WARRANTS REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2024, WillScot Holdings Corporation, a Delaware corporation (the “Company,” “we,” “our,” “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.0001 per share.
The following description of our common stock summarizes material terms and provisions that apply to the securities. The summary is subject to and qualified in its entirety by reference to certain documents, including our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”), and certain other documents pertaining to our capital stock specified below, which are filed as exhibits to the Annual Report on Form 10-K to which this exhibit is a part, and applicable Delaware law, including the General Corporation Law of the State of Delaware (the “DGCL”). This description includes not only our common stock, but also our authorized preferred stock, certain terms of which affect the common stock.
Authorized Capital Stock
Our Certificate of Incorporation authorizes the issuance of 501,000,000 shares of capital stock, consisting of: (i) 500,000,000 shares of common stock and (ii) 1,000,000 shares of preferred stock.
Common Stock
This section describes the general terms and provisions of our common stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the Annual Report on Form 10-K to which this exhibit is a part.
The holders of shares of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters properly submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders, provided, however that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any preferred designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any preferred designation) or pursuant to the DGCL.
Holders of common stock will be entitled to receive dividends if and when declared by our board of directors (the “Board”) out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. The Board may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Upon liquidation, dissolution or winding-up of our Company, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets available for distribution, after the rights of the holders of any preferred stock have been satisfied. Our stockholders have no preemptive, subscription, redemption or conversion rights, and there are no sinking fund or redemption provisions applicable to our common stock. Delaware law and our Bylaws permit us to issue uncertificated shares of common stock by resolution of the Board. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that the Company may designate and issue in the future.
As of December 31, 2024, we had 183,564,899 shares of common stock issued and outstanding.
Preferred Stock
This section describes the general terms and provisions of our preferred stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the Annual Report on Form 10-K to which this exhibit is a part.
Preferred stock may be issued from time to time in one or more series. Our Board can fix the rights, preferences and privileges applicable to the shares of each series and any of its qualifications, limitations or restrictions, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof. Our Board is authorized, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
As of December 31, 2024, we had no preferred stock outstanding.
Our Board will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock that we offer under any applicable prospectus or prospectus supplements or otherwise in the certificate of designation relating to that series. We will file as an exhibit to any applicable registration statement the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:
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•the title and stated value;
•the number of shares we are offering;
•the liquidation preference per share;
•the purchase price per share;
•the dividend rate per share, dividend period and payment dates and method of calculation for dividends;
•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
•the procedures for any auction and remarketing, if any;
•the provisions for a sinking fund, if any;
•the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•any listing of the preferred stock on any securities exchange or market;
•whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;
•whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;
•voting rights, if any, of the preferred stock;
•preemption rights, if any;
•restrictions on transfer, sale or other assignment, if any;
•whether interests in the preferred stock will be represented by depositary shares;
•a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
•the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.
The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Certificate of Incorporation if the amendment would change the par value or, unless our Certificate of Incorporation provided otherwise, the number of authorized shares of the class (or series) or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Dividends
Our Board may from time to time, at its discretion, declare and pay cash dividends on our common stock. The declaration and payment of cash dividends, if any, is dependent upon our results of operations, capital requirements and general financial condition. Further, restrictive covenants contained in the agreements governing the indebtedness of our subsidiaries can have the effect of limiting our ability to declare dividends.
Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws
We are subject to Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder.

In each case of the three cases above, the above restrictions under Section 203 apply for three years following the date that the stockholder became an interested stockholder.
Under Section 203, a “business combination” includes a merger or sale of more than ten percent (10%) of our assets.
However, the above restrictions under Section 203 do not apply if:
•our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Our Certificate of Incorporation, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management.
In addition, our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions of our Bylaws require that stockholders must comply with certain procedures and meet strict deadlines to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.
Our Bylaws provide that, except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board, the Chairman of the Board, or the Chief Executive Officer of the Company, to be held at such date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation’s notice of meeting may be conducted at the special meetings. The ability of the stockholders to call a special meeting is specifically denied.
Our Bylaws also provide our Board with discretion in postponing stockholder meetings, including, within certain limits, special meetings of stockholders. Additionally, our chairman or Board (acting by resolution) may adjourn a stockholder meeting at any time prior to the transaction of business at such meeting, within certain limits. Our Bylaws also include additional procedures that apply to stockholder actions by written consent.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stockholders Rights Plan
The Company does not have a stockholder rights plan currently in effect.
Transfer Agent and Warrant Agent
The transfer agent and warrant agent for our common stock and warrants is Continental Stock Transfer & Trust Company.
Listing of Securities
Our common stock is listed on the Nasdaq Capital Market under the symbol “WSC.”
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